Exhibit 99.1

General Moly, Inc. – AMEX and TSX: GMO

1726 Cole Blvd., Suite 115

Lakewood, CO 80401

Phone: (303) 928-8599

Fax: (303) 928-8598

GENERAL MOLY ANNOUNCES 5 MILLION POUND PER YEAR OFF-TAKE AGREEMENT WITH SOJITZ CORPORATION

LAKEWOOD, COLORADO – August 11, 2008, General Moly Inc. (AMEX and TSX: GMO) announced the signing of an off-take agreement with Sojitz Corporation, a leading Japanese trading company and the largest Japanese molybdenum trader.  The agreement provides for the supply of five million pounds per year of molybdenum for five years, beginning once Mt. Hope reaches commercial production levels. The agreement also provides Sojitz the exclusive right to distribute General Moly Technical-grade Molybdenum Oxide (TMO) in Japan and a non-exclusive right to sell General Moly TMO within South Korea.

One million annual pounds sold under the Sojitz arrangement will be subject to a floor price significantly higher than the Mt. Hope estimated cash costs per pound and are offset by a flat discount to spot moly prices above the floor.  The remaining four million annual pounds sold under the agreement will be sold with reference to spot moly prices without regard to a floor price. The floor-price protected pounds will be sold in equal installments on a monthly basis.

Bruce D. Hansen, Chief Executive Officer of General Moly, said, “We are very pleased to announce Sojitz as our third significant customer at Mt. Hope.  This off-take arrangement, together with the previously announced arrangements with ArcelorMittal and SeAH Besteel, amount to 11.5 million pounds, or nearly 38%, of our anticipated share of production from the Mt. Hope Project, protected by floor price arrangements, and approximately one-half of our anticipated share of production being committed for the first five years of operations.

“Investors will take note that these agreements should further enhance our ability to access the capital markets in a way our competitors cannot, which we believe will ultimately preserve shareholder value through higher debt leverage and less equity dilution as we seek to finance the remainder of our capital needs with respect to Mt. Hope.  With these off-take arrangements in hand, we forecast the ability to more than cover the interest on our projected project debt, even if moly prices fall to the level of our operating costs.”

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General Moly is a U.S.-based molybdenum mineral exploration and development company listed on the American Stock Exchange and the Toronto Stock Exchange under the symbol GMO. Our primary asset, our interest in the Mt. Hope project located in central Nevada, is considered one of the world’s largest and highest grade molybdenum deposits. Combined with our second molybdenum property, the Liberty project that is also located in central Nevada, our goal is to become the largest primary molybdenum producer by the middle of the next decade. For more information on the Company, please visit our website at http://www.generalmoly.com.

Contact Information – General Moly:

Investors – Seth Foreman	(303) 928-8591	sforeman@generalmoly.com
Business Development – Greg McClain	(303) 928-8601	gmcclain@generalmoly.com

Website: http://www.generalmoly.com	info@generalmoly.com

Forward-Looking Statements

Statements herein that are not historical facts, such as statements relating to the possibility of accessing capital markets, preservation of shareholder value, projected capital needs for the Mt. Hope Project, the amount of interest on any projected project debt, anticipated mine production levels, and estimated production or cash costs, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected or implied. These risks and uncertainties include, but are not limited to, the Company’s ability to obtain required permits to commence production and its ability to raise required financing, metals price and production volatility, exploration risks and results, and project development risks. For a detailed discussion of risks and other factors that may impact these forward looking statements please refer to the Risk Factors and other discussion contained in the Company’s quarterly and annual periodic reports on Forms 10-Q and 10-KSB, as the same are amended from time to time, on file with the SEC. The Company undertakes no obligation to update forward-looking statements.